SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2002

ENTERCOM COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 City Avenue, Suite 409, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Name or Former Address, if Changed Since Last Report)

Item 2.    Acquisition or Disposition of Assets.

On July 24, 2002, Entercom Communications Corp., a Pennsylvania corporation (“Entercom”) completed its previously announced acquisition of two radio stations in the Denver radio market (KOSI-FM and KEZW-AM) from Tribune Broadcasting Company (“Tribune”) for $125 million. The purchase price of $125 million paid by Entercom was determined through arm’s length negotiations between unrelated parties and was paid from cash on hand.

On December 24, 2001, Entercom entered into an Option Agreement with Tribune for the purchase of three radio stations in the Denver radio market for an aggregate purchase price of approximately $180 million. On May 8, 2002, the Option Agreement was amended to facilitate the current exercise of the option with respect to the closing of KOSI-FM and KEZW-AM for $125 million and to permit, upon Entercom’s exercise of the option, the subsequent closing of the third Denver radio station, KQMT-FM (formerly KKHK-FM), for $55 million. The closing of KQMT-FM may be delayed at the option of Tribune, not to exceed three years from December 24, 2001, and is also conditioned on the approval of the Federal Communications Commission.

The summary of the transaction described above is qualified by reference to the Option Agreement, the First Amendment to Option Agreement and the Second Amendment to Option Agreement, copies of which are exhibits hereto.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements

Financial Statements are not required pursuant to Rule 3-05(b) of Regulation S-X of the Securities Act of 1933, as amended.

(b)  Pro Forma Financial Information

Pro Forma financial information is not required pursuant to Rule 11-01 of Regulation S-X of the Securities Act of 1933, as amended.

(c)  Exhibits

10.01
Option Agreement, dated as of December 24, 2001 among Entercom, Entercom Denver LLC, Entercom Denver License LLC, Tribune Denver Radio, Inc. and Tribune Broadcasting Company. (See table of contents for list of omitted schedules and exhibits, which Entercom hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request.)

10.02	First Amendment to Option Agreement, dated as of May 8, 2002 among Entercom, Entercom Denver LLC, Entercom Denver License LLC, Tribune Denver Radio, Inc. and Tribune Broadcasting Company.

10.03	Second Amendment to Option Agreement, dated as of July 24, 2002 among Entercom, Entercom Denver LLC, Entercom Denver License LLC, Tribune Denver Radio, Inc. and Tribune Broadcasting Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ STEPHEN F. FISHER
Stephen F. Fisher Executive Vice President and Chief Financial Officer

Date: August 7, 2002

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